Exhibit 10.1

*CERTAIN INFORMATION IDENTIFIED WITH A MARK
OF [**] HAS BEEN EXCLUDED FROM THIS EXHIBIT
BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD
BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

SUPPLEMENTAL CONFIRMATION

To:	Fifth Third Bancorp Fifth Third Center Cincinnati, Ohio 45263
From:	Morgan Stanley & Co. LLC
Subject:	Accelerated Stock Buyback
Date:	January 22, 2021

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. LLC (“Morgan Stanley”) and Fifth Third Bancorp (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Morgan Stanley and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of July 29, 2015 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2.The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	January 22, 2021
Forward Price Adjustment Amount:	[**]*
Calculation Period Start Date:	January 25, 2021
Scheduled Termination Date:	March 29, 2021
First Acceleration Date:	[**]*
Prepayment Amount:	USD 180,000,000
Prepayment Date:	January 26, 2021
Initial Shares:
4,951,456 Shares; provided that if, in connection with the Transaction, Morgan Stanley is unable to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Morgan Stanley is able to so borrow or otherwise acquire, and Morgan Stanley shall use reasonable good faith efforts to borrow or otherwise acquire a number of Shares equal to the shortfall in the Initial Share Delivery and to deliver such additional shares as soon as reasonably practicable. The aggregate of all Shares delivered to Counterparty in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of “Number of Shares to be Delivered” in the Master Confirmation.

Initial Share Delivery Date:	January 26, 2021
Ordinary Dividend Amount:	[**]*
Scheduled Ex-Dividend Dates:	March 30, 2021
Termination Price:	[**]*
Reserved Shares:	11,650,485
Additional Relevant Days:	The 5th Exchange Business Days immediately following the Calculation Period.
3. Counterparty represents and warrants to Morgan Stanley that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b- 18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.
4. US QFC Stay Rules
The parties agree that (i) to the extent that prior to the date hereof all parties have adhered to the 2018 ISDAU.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Morgan Stanley & Co. LLC shall be deemed “Covered Entities” and Fifth Third Bancorp shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, all parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this section. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other.
“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12
C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.
5. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Morgan Stanley) correctly sets forth the terms of the agreement between Morgan Stanley and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Morgan Stanley.
Yours faithfully,

MORGAN STANLEY & CO. LLC

By: /S/ DARREN MCCARLEY
Name: Darren McCarley
Title: Managing Director

Agreed and Accepted By:
FIFTH THIRD BANCORP

By:    /S/ BRYAN D. PRESTON
    Name: Bryan D. Preston
    Title: SVP - Treasurer

[Signature Page to Supplemental Confirmation]